SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(xx)  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(xx)  Preliminary Proxy Statement
(  )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



              Piedmont Natural Gas Company, Inc.
          (Name of Registrant as Specified In Its Charter)



          (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (Check the appropriate box):

(xx)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

* Set forth the amount on which the filing fee is calculated and state how it was determined.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

( ) Filing Fee of $          was previously paid on           , 199 ,
    the date the Preliminary Proxy Statement was filed.

                              PIEDMONT NATURAL GAS
                                 COMPANY, INC.
                    1915 REXFORD ROAD/POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT
                                 ANNUAL MEETING
                               FEBRUARY 24, 1995

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 REXFORD ROAD
                             POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               FEBRUARY 24, 1995
              The Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc. (the "Company"), will be held in the Executive Offices of the Company, 1915 Rexford Road, Charlotte, North Carolina, on February 24, 1995, at 9:30 a.m., E.S.T., for the following purposes:
              1. To elect three directors, each to serve for a term of
                 three years (Proposal A);
              2. To ratify the selection by the Board of Directors of
                 the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B);
              3. To consider and act upon a proposal to authorize the
                 issuance of up to an additional 300,000 shares of Common Stock under the Company's Employee Stock Purchase Plan (Proposal C); and
              4. To transact such other business as may properly come
                 before the Meeting or any adjournment thereof.
              The Board of Directors has fixed the close of business on January 11, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of Common Stock of record on such date will be entitled to vote at the Meeting.
                                      By order of the Board of
                                      Directors,
                                         MARTIN C. RUEGSEGGER
                                         CORPORATE COUNSEL AND
                                         CORPORATE SECRETARY
         January 24, 1995
         THE FORM OF PROXY IS ENCLOSED TO ENABLE YOU TO VOTE YOUR SHARES AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, TO COMPLETE, SIGN, DATE, AND RETURN THE PROXY PROMPTLY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 REXFORD ROAD
                             POST OFFICE BOX 33068
                        CHARLOTTE, NORTH CAROLINA 28233
                                PROXY STATEMENT
     The following information is furnished in connection with the Annual Meeting of Shareholders (the "Meeting") of Piedmont Natural Gas Company, Inc. (the "Company"), to be held at the Company's executive offices in Charlotte, North Carolina, on February 24, 1995, and was first mailed to shareholders on January 24, 1995. The notice is set forth on the front page of this Proxy Statement. The Company's principal executive offices are located at 1915 Rexford Road, Charlotte, North Carolina 28211, and its telephone number is 704-364-3120.
     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company, personally or by telephone or telegraph, none of whom will be separately compensated for such activities. The Company has retained W.F. Doring & Co. to assist in the solicitation of proxies in the same manner for an estimated fee of $3,500, plus reimbursement of out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of shares of the Company's Common Stock for the forwarding of proxy materials to the beneficial owners of such shares, and the Company will reimburse them for their expenses.
     The Company had issued and outstanding on January 11, 1995, shares of Common Stock, which shares constitute the only class of stock which is entitled to notice of and to vote at the Meeting. Only holders of Common Stock of record at the close of business on January 11, 1995, will be entitled to notice of and to vote at the Meeting, one vote for each share of stock.
     The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting will constitute a quorum. Since many of our shareholders cannot attend the Meeting, it is necessary that a large number be represented by proxy. The Board of Directors has accordingly designated proxyholders to represent those shareholders who cannot be present in person and who desire to be so represented.
     The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. However, shareholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Corporate Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.
     As of January 11, 1995, no shareholder was known by management to own of record or beneficially more than 5% of the outstanding Common Stock.
                            PURPOSES OF THE MEETING
     At the Meeting, the Company's shareholders will consider and vote upon the following matters:
     1. The election of three directors, each to serve for a term of three years or until their successors are duly elected and qualified (Proposal A);
     2. The ratification of the action of the Company's Board of Directors in selecting Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B);
                                       1

     3. To consider and act upon a proposal to authorize the issuance of up to an additional 300,000 shares of Common Stock for the Company's Employee Stock Purchase Plan (Proposal C); and
     4. Such other business as may properly come before the Meeting or any adjournment(s) thereof.
     The enclosed form proxy provides a means for any shareholder to direct the proxyholders to vote for all nominees for election to the Board of Directors or to withhold authority to vote for any one or more or all of the nominees. A shareholder may also vote for or against or may abstain from voting on Proposal B or Proposal C. If the enclosed proxy is properly marked, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions thereon. If no instructions are given, the proxy will be voted for the nominees named herein for election to the Board of Directors, for the ratification of the selection by the Board of Directors of independent auditors for the current fiscal year, and for the proposal to authorize the issuance of up to an additional 300,000 shares of Common Stock under the Company's Employee Stock Purchase Plan. If instructions are given with respect to some, but not all, of the Proposals, such instructions as are given will be followed, but the proxy will be voted for the Proposals on which no instructions are given. Should other matters properly come before the Meeting, the proxyholders will vote the proxies thereon in accordance with their best judgment.
     Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting. Abstentions and broker non-votes will not be counted, however, in the tabulation of votes cast on any Proposal submitted to the shareholders.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH SHAREHOLDER VOTE FOR EACH PROPOSAL.
                                   PROPOSAL A
                             ELECTION OF DIRECTORS
     The By-Laws of the Company provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board of Directors, but shall not be less than nine. The Board of Directors has fixed the number of directors constituting the entire Board at ten. The Company's Certificate of Incorporation (the "Charter") divides the Board of Directors into three classes, designated Class I, Class II and Class III, with one class standing for election each year for a three-year term. The Charter provides that each class shall consist as nearly as possible of one-third of the total number of directors constituting the entire Board.
     John C. Bolinger, Jr., whose term expires in 1995, is not standing for reelection in accordance with the retirement policy of the Board. John H. Maxheim and Walter S. Montgomery, Jr., whose terms expire at the Meeting, are standing for reelection for three-year terms. In addition, the Board of Directors at its meeting on December 2, 1994, nominated Ned R. McWherter for election as a Director in Class III for a term expiring in 1998. In the absence of instructions to the contrary, it is intended that the shares covered by the accompanying proxy will be voted for the election of Messrs. Maxheim, McWherter, and Montgomery as directors in Class III to serve three-year terms expiring in 1998. The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of ten members.
     The Board of Directors does not know of any nominee or nominees who will be unable or unwilling to serve, but if any of them should be unable to serve, the proxies will be voted under discretionary authority for a substitute or substitutes designated by the Board of Directors, unless appropriate action has been taken to provide for a lesser number of directors.
                                       2

     The following sets forth certain information concerning each person nominated for election as a director and each person whose term of office as a director will continue after the Meeting:

                                  DIRECTOR OF
                                      THE                                BUSINESS EXPERIENCE DURING PAST
             NAME                COMPANY SINCE                          FIVE YEARS AND OTHER INFORMATION
NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 1998:
JOHN H. MAXHEIM                       1979       Age 60. Chairman of the Board, President and Chief Executive Officer of the
                                                   Company, Charlotte, North Carolina. Mr. Maxheim is also a director of the
                                                   Southern Region Board of Wachovia Bank of North Carolina, N.A., and Conso
                                                   Products Company.
NED R. MCWHERTER                       --        Age 64. Former Governor of the State of Tennessee from January 1987 to January
                                                   1995.
WALTER S. MONTGOMERY, JR.             1973       Age 65. President and Treasurer and Chief Executive Officer of Spartan Mills
                                                   (textile manufacturer), Spartanburg, South Carolina. Mr. Montgomery is also a director of M.S. Bailey & Son, Allendale Insurance Company (Advisory Board)
                                                   and Montgomery Industries.
DIRECTORS CONTINUING IN OFFICE UNTIL 1996:
MURIEL W. HELMS                       1993       Age 53. President of the Charlotte Area of Prudential Carolinas Realty (real estate), Charlotte, North Carolina. From 1989 to 1990, Ms. Helms was Regional
                                                   Vice President, The Prudential Greater Charlotte Realty Company, Inc. Ms.
                                                   Helms is also a director of United Carolina Bank.
DONALD S. RUSSELL, JR.                1966       Age 56. Attorney at Law, Columbia, South Carolina. Mr. Russell is also a director of NationsBank of South Carolina, N.A., and Jefferson-Pilot
                                                   Corporation.
JOHN E. SIMKINS, JR.                  1966       Age 56. Manager, Airborne Systems Division, Westinghouse Electric Corporation
                                                   (electronics products and services), Baltimore, Maryland. Prior to 1993, Mr.
                                                   Simkins was Manager, Planning and Administration, in the C3I Logistics
                                                   Support Division of that company and in the Aerospace Logistics Support Divi-
                                                   sion of that company.
DIRECTORS CONTINUING IN OFFICE UNTIL 1997:
JERRY W. AMOS                         1978       Age 56. Partner in the law firm of Amos & Jeffries, L.L.P., Greensboro, North
                                                   Carolina, and General Counsel to the Company. Prior to October 1994, Mr. Amos
                                                   was a partner in the law firm of Brooks, Pierce, McLendon, Humphrey &
                                                   Leonard, L.L.P., Greensboro, North Carolina.
C.M. BUTLER III                       1991       Age 51. Attorney and consultant in financial and regulatory affairs, Houston,
                                                   Texas. Mr. Butler is also a director of Hawkins Energy Corporation.
SAM J. DIGIOVANNI                     1988       Age 66. Former Partner in Arthur Andersen & Co. (certified public accountants),
                                                   Chicago, Illinois.
JOHN F. MCNAIR III                    1984       Age 67. Retired President and Chief Executive Officer of Wachovia Bank of North
                                                   Carolina, N.A., and Wachovia Corporation of North Carolina. Mr. McNair is
                                                   Chairman of the Research Triangle Foundation; President, Chief Executive
                                                   Officer and a director of the North Carolina Railroad Company; and a director of Park Communications, Inc.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS
ATTENDANCE AT BOARD AND COMMITTEE MEETINGS
     During the fiscal year ended October 31, 1994, the Board of Directors held four meetings. All directors attended 75% or more of the aggregate meetings of the Board of Directors and committees of the Board on which they served. COMMITTEES OF THE BOARD
     The Board of Directors has several standing committees, including an Audit Committee, a Compensation Committee and a Nominating Committee.
     The members of the Audit Committee are Sam J. DiGiovanni (Chairman), John
C. Bolinger, Jr., C.M. Butler III, and John E. Simkins, Jr. Everette C. Hinson is an EX OFFICIO member. The Committee met twice during the fiscal year. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors, reviews the arrangements for and scope of the audit, reviews internal auditing procedures and the adequacy of internal controls, and reviews the reports submitted by the independent auditors.
     The members of the Compensation Committee are John F. McNair III (Chairman), John C. Bolinger, Jr., Sam J. DiGiovanni and Walter S. Montgomery, Jr. John H. Maxheim is an EX OFFICIO member. The Committee met twice during the fiscal year. The Compensation Committee oversees the Company's compensation policies and programs, including administration of the Executive Long-Term Incentive Plan. It also recommends to the Board of Directors the salaries and other compensation of elected officers and directors and reviews executive development and management succession plans.
     The members of the Nominating Committee are Jerry W. Amos (Chairman), John
H. Maxheim, John F. McNair III and Donald S. Russell, Jr. The Committee met once during the fiscal year. The Committee recommends to the Board of Directors nominees to fill vacancies on the Board as they occur and recommends candidates for election as directors at annual meetings of shareholders. The Committee will consider nominees recommended by shareholders upon submission in writing to the Corporate Secretary of the Company of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Such nominations to the Board must be made at least sixty days prior to the shareholders' meeting at which the election of directors will take place. DIRECTORS' COMPENSATION
     Currently, Directors who are not employees of the Company or its affiliated companies are paid an annual retainer for Board service of $20,000, an attendance fee of $750 for each Board meeting attended and an attendance fee of $500 for each committee meeting attended, in addition to reimbursement for expenses incurred in attending such meetings. Directors who are employees receive no additional compensation for their services as Directors.
     A non-employee Director who shall have served not less than ten continuous years on the Board is entitled to receive on retirement from the Board at any age, an annual retirement benefit equal to the annual retainer fee in effect at the time of his or her retirement, which retirement benefit will continue for life. Should a non-employee Director die before ten years have elapsed from the retirement date of that Director from the Board, a retirement benefit shall be paid to the Director's designated beneficiary(s) in an amount equal to the annual Director retainer fee in effect at the time of the Director's retirement for the remaining portion of the ten-year period following the retirement date of that Director from the Board. Should a non-employee Director die while serving on the Board, the Director's previously designated beneficiary(s) shall be paid ten times the annual Director retainer fees that are in effect at the date of such Director's death.
                                       4

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In accordance with an agreement between the Company and John C. Bolinger, Jr., a director, the Company paid supplementary pension benefits in the amount of $20,004 to Mr. Bolinger during the 1994 fiscal year.
     Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., a limited liability law partnership, performed legal services for the Company during the 1994 fiscal year. Jerry W. Amos, a director and General Counsel, was a partner in such law firm until October 1, 1994. Mr. Amos is expected to continue to perform such services during the current fiscal year.
     The above transactions were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.
INSURANCE
     The Company provides accident insurance coverage in the amount of $200,000 to each director and each officer. The current annual premium for such coverage is $3,681. The Company is not designated as the beneficiary under the policy.
     The Company maintains directors' and officers' liability insurance coverage at a current annual premium of $90,305. Positions covered by the policy include directors, Chairman of the Board, President, Senior Vice Presidents, Vice Presidents, Secretary, Treasurer, Controller, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS OF THE COMPANY FOR THE TERMS STATED.
                                   PROPOSAL B
                       SELECTION OF INDEPENDENT AUDITORS
     The Board of Directors, upon recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent auditors, to serve as the independent auditors of the Company for the fiscal year ending October 31, 1995. Deloitte & Touche LLP has acted as the independent auditors of the Company since 1951. Although not required to submit this selection to the shareholders for ratification, the directors believe it is desirable that an expression of shareholder opinion be solicited.
     Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
     If a majority of the shares of Common Stock represented at the Meeting is voted against ratification of the selection of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.
                                       5

                                   PROPOSAL C
                    ADOPTION OF A PROPOSAL TO AUTHORIZE THE
                 ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK
                      FOR THE EMPLOYEE STOCK PURCHASE PLAN
     At the Meeting, the shareholders of the Company will be asked to approve a proposal to authorize the issuance of additional shares of Common Stock for the Piedmont Natural Gas Company Employee Stock Purchase Plan (the "ESP Plan"). The Board of Directors of the Company has unanimously adopted a resolution approving the reservation of 300,000 additional shares of authorized, but unissued, shares of Common Stock for the ESP Plan and recommends approval of this proposal by the shareholders. The ESP Plan itself is not being modified in any manner and its features will remain the same as when adopted in 1985 by the shareholders. A majority of the shares of Common Stock voted at the Meeting are necessary to approve this proposal.
HISTORY
     At the Annual Meeting of Shareholders held on February 22, 1980, the shareholders approved an employee stock purchase plan and authorized the sale of 600,000 shares of the Company's Common Stock to the Company's employees thereunder. On February 28, 1986, the Company's shareholders approved the current employee stock purchase plan to be effective July 1, 1985, and authorized the issuance of 300,000 shares thereunder. The existing employee stock purchase plan or ESP Plan is described in more detail under "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- Employee Stock Purchase Plan."
APPROVAL OF PROPOSAL FOR ISSUANCE OF ADDITIONAL SHARES OF
COMMON STOCK FOR EMPLOYEE STOCK PURCHASE PLAN
     The Board of Directors continues to believe that additional Common Stock ownership in the Company by its employees should promote increased interest in the successful operation of the Company. On December 2, 1994, the Board adopted a resolution approving the issuance of 300,000 additional shares of authorized but unissued shares of Common Stock for the ESP Plan and recommends approval of this proposal by the shareholders. The features of the ESP Plan will remain the same as adopted previously by the shareholders in 1985. Issuance of the shares is subject to approval by the North Carolina Utilities Commission and by the Tennessee Public Service Commission and to registration of the shares under the Securities Act of 1933, as amended. In addition, the Company plans to seek listing of the shares on the New York Stock Exchange.
VOTE REQUIRED FOR ADOPTION OF PROPOSAL FOR ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK FOR EMPLOYEE STOCK PURCHASE PLAN
     Under North Carolina law, the affirmative vote of the holders of a majority of the shares of Common Stock of the Company voted at the Annual Meeting is required to adopt Proposal C.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AUTHORIZE THE ISSUANCE OF UP TO AN ADDITIONAL 300,000 SHARES OF COMMON STOCK FOR THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN.
                                       6

                        SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth the number of shares of Common Stock beneficially owned, as of December 2, 1994, by each director and nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group:

                                                                         AMOUNT AND NATURE         PERCENT OF
NAME OF BENEFICIAL OWNER                                             OF BENEFICIAL OWNERSHIP(1)     CLASS(2)
DIRECTORS
Jerry W. Amos.....................................................              37,757                   --
John C. Bolinger, Jr..............................................              40,400(3)                --
C.M. Butler III...................................................                 300                   --
Sam J. DiGiovanni.................................................               5,538(4)                --
Muriel W. Helms...................................................                 660                   --
John H. Maxheim...................................................              95,084(5)                --
John F. McNair III................................................               8,000(6)                --
Ned R. McWherter..................................................                   0                   --
Walter S. Montgomery, Jr..........................................               1,544(7)                --
Donald S. Russell, Jr.............................................              70,624                   --
John E. Simkins, Jr...............................................               2,368                   --
EXECUTIVE OFFICERS
J. William Denny..................................................              41,446(5)                --
Everette C. Hinson................................................              34,152(5)(8)             --
Ray B. Killough...................................................              17,100(5)                --
Ware F. Schiefer..................................................              18,617(5)(9)             --
All directors and executive officers as a group (28 persons)......             470,241(5)                --

(1) Unless otherwise indicated, each person listed has sole voting and investment power.
(2) For all directors, the number of shares shown represents less than 1% of the outstanding Common Stock. The number of shares beneficially owned by all directors and executive officers as a group represents less than 2% of the outstanding Common Stock.
(3) Includes 16,138 shares which are held in various trusts of which Mr. Bolinger is co-trustee but in which neither Mr. Bolinger nor any member of his family has any beneficial interest. Mr. Bolinger disclaims beneficial ownership of such shares.
(4) Includes shares held by Mr. DiGiovanni in joint tenancy with his spouse.
(5) The number of shares shown includes those credited to participants' accounts under the Company's Dividend Reinvestment and Stock Purchase Plan and the Employee Stock Ownership Plan.
(6) Includes 2000 shares owned by a family member. Mr. McNair disclaims beneficial ownership of such shares.
(7) Mr. Montgomery is a co-trustee of a trust which holds these shares.
(8) Includes 464 shares held by Mr. Hinson in joint tenancy with his spouse. Mr. Hinson retired effective November 30, 1994.
(9) Includes 864 shares held by Mr. Schiefer in joint tenancy with his spouse.
                                       7

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
     The following Summary Compensation Table sets forth a summary of the compensation paid to the Company's Chief Executive Officer and to the four other most highly compensated executive officers in the three fiscal years ended October 31, 1994, 1993 and 1992:
COMPENSATION

                                                                                                    LONG-TERM
                                                                       ANNUAL COMPENSATION         COMPENSATION
                                                                                    OTHER            PAYOUTS
                                                                                    ANNUAL             LTIP           ALL OTHER
              NAME AND PRINCIPAL POSITION                  YEAR     SALARY     COMPENSATION(1)       PAYOUTS       COMPENSATION(2)
John H. Maxheim                                            1994    $398,269        $126,377         $                  $100,580
  Chairman of the Board,                                   1993     381,538          95,204                             100,368
  President and Chief Executive Officer                    1992     351,538          48,362          1,303,856          112,555
Everette C. Hinson (3)                                     1994     182,461          54,429                             202,422
  Senior Vice President-Finance                            1993     172,615          37,078                             111,530
                                                           1992     163,769          19,564            573,718          118,663
Ware F. Schiefer                                           1994     179,692          47,591                              45,981
  Senior Vice President-Marketing                          1993     167,115          32,680                              60,690
  and Gas Supply                                           1992     152,692          16,350            438,103           30,567
Ray B. Killough                                            1994     154,616          26,730                              17,134
  Senior Vice President-Operations                         1993     117,985          19,091                              12,831
                                                           1992      98,385           9,836            216,654           11,157
J. William Denny                                           1994     146,231          47,293                              44,071
  Vice President-Nashville Division                        1993     141,231          28,390                              40,654
                                                           1992     136,231          15,585            492,861           40,705

(1) Represents payments of dividend equivalents on units awarded, but not yet distributed, to the named officers under the Company's Executive Long-Term Incentive Plan.
(2) Represents insurance premiums paid by the Company, including payments by the Company of the assumed income tax liabilities of the participants for such premium payments, and salary continuation accruals under the Company's Supplemental Executive Benefit Plan and Company contributions to the Salary Investment Plan.
(3) Mr. Hinson retired effective November 30, 1994.
EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS
     On February 26, 1993, Mr. Maxheim entered into a four-year employment agreement with the Company, effective December 1, 1992 (the "Commencement Date"), at an initial base salary of $385,000 per annum. On each anniversary of the Commencement Date, the then remaining term is automatically extended for an additional year, unless the Company or Mr. Maxheim gives notice of termination of such renewal 90 days prior to such anniversary date; provided, however, that the term of the agreement shall not extend beyond Mr. Maxheim's 65th birthday. Mr. Maxheim's base salary agreement is subject to review and increase annually by the Board of Directors. The agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the agreement and for two years after termination of the agreement, except in the case of termination without "cause," as defined therein, by the Company.
                                       8

     Mr. Maxheim's employment agreement shall be terminated by his death or total permanent disability and may be terminated for cause by the Company or upon 60 days' notice by Mr. Maxheim. Mr. Maxheim's compensation would continue to be paid through the end of the month in which his death occurred, through the effective date of his voluntary termination of employment (except in connection with a "Change in Control"), and for 90 days following the date of a determination of total permanent disability. If terminated for cause, Mr. Maxheim would be entitled to no payments of compensation after the date of termination.
     In the event Mr. Maxheim's employment is terminated by the Company without cause, the nature of his duties is diminished after a Change in Control of the Company, or he voluntarily terminates his employment upon certain changes in his rights or duties after a Change in Control whether or not approved by the directors of the Company, he will be entitled to receive his annual base salary (which base salary automatically shall be increased 10% per annum in the event of a Change in Control) and all amounts which he may be or may become entitled to receive under any bonus or incentive plan for the remainder of the term of the agreement. He also will continue to be eligible to participate in other benefit plans of the Company for the remainder of the term of the agreement. Upon such a Change in Control that has not been approved by the requisite vote of the Board of Directors, the then remaining term of the agreement is automatically extended for a four-year period. In the event Mr. Maxheim is terminated by the Company without cause within twelve months after a Change in Control, he is entitled to receive in a lump sum all base salary (including automatic increases resulting from the Change in Control), incentive compensation and bonuses payable to him over the remaining term of the agreement. Under the agreement, should any dispute arise between Mr. Maxheim and the Company regarding the terms of the agreement, whether in formal legal proceedings or otherwise, the Company must reimburse him for all his costs and expenses should he prevail in such dispute.
EMPLOYEE STOCK OWNERSHIP PLAN
     The Company's Employee Stock Ownership Plan (the "ESOP") was funded from its inception with federal tax credits allowable for such a plan pursuant to the provisions of Section 409 of the Internal Revenue Code of 1986, as amended (the "Tax Code"). Subsequent federal legislation eliminated the tax credit allowance and contributions were discontinued. Contributions to the ESOP were used to purchase shares of Common Stock of the Company. Individual allocations were based on the ratio of the individual's covered compensation, excluding compensation exceeding $100,000 annually, to the aggregate covered compensation of all participants. Dividends on the allocated shares of Common Stock continue to be used to purchase shares of Common Stock for each participant's account and participants exercise voting rights on shares held in their accounts. Vesting occurs upon allocation; however, distribution of shares of Common Stock is made to participants only upon termination of employment, retirement, permanent disability or death, or upon termination of the ESOP.
EMPLOYEE STOCK PURCHASE PLAN
     Under the Company's Employee Stock Purchase Plan (the "ESPP"), eligible employees of the Company and its affiliated companies may designate payroll deductions of up to 6% of their compensation (excluding bonuses and overtime) to be used for the purchase of shares of Common Stock. All such stock is purchased twice a year at a price equal to 90% of the average of the closing prices of the Common Stock as recorded on the New York Stock Exchange ("NYSE") for the months during which the purchases take place (but not less than 85% of the fair market value of the stock on the purchase dates). The Board of Directors has the right to amend or terminate the ESPP at any time; however, the ESPP may not be amended to change the number of shares subject to the ESPP or to increase the purchase price discount without shareholder approval. The Company receives no tax deduction with respect to the sale of Common Stock pursuant to the ESPP by reason of the discounted purchases.
                                       9

SALARY INVESTMENT PLAN
     The Company maintains a Salary Investment Plan (the "SIP") which is a profit sharing plan under Tax Code Section 401(a) and includes a qualified cash or deferred arrangement under Tax Code Section 401(k). Employees of the Company and its affiliated companies who have completed six months of employment are eligible to participate in the SIP. Employees who are covered by collective bargaining agreements participate under a similar plan. Under the SIP, participants are permitted to defer up to 15% of their base salary, subject to an annual maximum in 1994 of $9,240, which deferred amount is contributed to the SIP, with the Company contributing a matching amount up to 50% of the participant's basic deferred contribution (10% of compensation). All contributions vest immediately and are invested as directed by the participant in an equities fund, fixed income fund, balanced fund or guaranteed investment contract fund. The full amount vested to a participant may be distributed following termination of employment. Participants may withdraw their contributions or borrow from their accounts under the SIP, subject to certain conditions.
EXECUTIVE LONG-TERM INCENTIVE PLAN
     The Company maintains a shareholder-approved Executive Long-Term Incentive Plan (the "Incentive Plan") for the purpose of promoting the interests of the Company by attracting and retaining in its employment persons of outstanding ability. The Incentive Plan provides executives and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company by granting them incentive compensation conditioned upon the corporate achievement of financial and other performance objectives. Employees of the Company and its subsidiaries who are in active service at the time awards are granted and are determined by the Board of Directors to be in the executive compensation group are eligible for awards under the Incentive Plan. The Incentive Plan is administered by the Compensation Committee, the members of which are ineligible to participate in the Incentive Plan.
     Under the Incentive Plan, the Board of Directors may grant awards of units, each equivalent in value to one share of the Company's Common Stock, in each of the years 1986 through 1996 to eligible key employees. Except as otherwise provided, these awards are distributed only after the end of a performance period of two or more years, as determined by the Board, beginning with the year in which the awards are granted. The aggregate number of units which may be awarded to all participants under the Incentive Plan in any year may not exceed 1/2 of 1% of the total number of shares of Common Stock outstanding at the time the units are awarded.
     The percentage of the units awarded that are distributed depends on the levels of financial and other performance achieved by the Company during the performance period. The Board of Directors may adopt one or more performance categories in addition to or in substitution for a performance category or eliminate all performance categories other than financial performance. No distribution of units is made if the minimum average percentage of the applicable measurement of performance established by the Board is not achieved.
     An amount equal to the dividend payable on one share of the Company's Common Stock is accumulated or paid to each participant for each unit which, on the record date for the dividend, has been awarded to the participant and not distributed or cancelled.
     The Board of Directors may amend, suspend or terminate the Incentive Plan at any time, but no amendment may be made which adversely affects the rights of a participant with respect to awards previously granted to him or her without his or her consent, and provided that no amendment may be made without the approval of the shareholders which increases the total number of Common Shares issuable under the Incentive Plan, changes the class of employees eligible to participate, or withdraws the direction of administration of the Incentive Plan from the Compensation Committee.
LIFE INSURANCE
     Life insurance coverage, up to a current maximum of $600,000, is provided to all officers of the Company in the amount of one-times earnings, with the exception of an executive officer in the Nashville Gas Company division who is
                                       10
provided coverage in an amount equal to two-times earnings. This coverage is provided on a non-contributory, guaranteed-issue basis. In addition, the Company pays the assumed current income tax liability for this benefit for the participants.
RETIREMENT PLAN
     The Company maintains a defined benefit plan (the "Retirement Plan") which covers all full-time employees upon attainment of age 21 and completion of one year of service, or attainment of age 30. The full cost of the Retirement Plan is paid by the Company. Benefits under the Retirement Plan become fully vested prior to normal retirement age upon the completion of five years of service, and are determined by a step-rate formula which utilizes the participant's covered compensation, final average earnings and credited years of service.
     In the event of retirement at or after age 65, the average Retirement Plan participant with maximum credited service of 35 years is, in general, entitled to an annual pension for life in an amount which, when added to primary Social Security benefits, will equal approximately 75% of the participant's average annual compensation during the five consecutive years of the last ten years prior to retirement during which the participant received his or her highest compensation. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 with ten years of credited service and in the event of retirement for disability.
     The persons named in the Summary Compensation Table above are participants in the Retirement Plan which provides for fixed benefits computed on an actuarial basis for all covered employees. The amount of the contribution, payment or accrual by the Company with respect to a specified person under the Retirement Plan cannot readily be separately or individually calculated. For the 1994 fiscal year, aggregate contributions to the Retirement Plan amounted to
6.25 percent of plan participants' remuneration based on regular basic compensation.
     Based upon current remuneration of the individuals named in the Summary Compensation Table above and their expected credited years of service at normal retirement age (65), the estimated annual retirement benefits payable upon retirement to each of the named individuals and their credited years of service as of October 31, 1994, are as follows: Mr. Maxheim, $103,486, 16 years; Mr. Hinson, $99,816, 35 years; Mr. Schiefer, $87,947, 29 years; Mr. Killough, $76,665, 21 years; and Mr. Denny, $63,582, 12 years.
     The amounts shown in the following table are those payable in the event of retirement at age 65 on December 31, 1994. The table illustrates the estimated normal annual retirement benefits payable under the Retirement Plan for the specified remuneration and years of service classifications. The amounts shown do not reflect reductions which would result from joint and survivor elections.

                                                                      ANNUAL BENEFITS UPON RETIREMENT
                   FINAL AVERAGE ANNUAL EARNINGS                                    25          35
                                                                      WITH YEARS OF SERVICE INDICATED
                                                                         15
$150,000...........................................................   $ 53,483   $  74,753   $  81,638
 200,000...........................................................     71,195     100,795     110,180
 250,000...........................................................     83,891     118,800     118,800
 300,000...........................................................     83,891     118,800     118,800
 350,000...........................................................     83,891     118,800     118,800
 400,000...........................................................     83,891     118,800     118,800
 450,000...........................................................     83,891     118,800     118,800

     The Employee Retirement Income Security Act of 1974 places certain limitations on benefits which may be paid under plans qualified under the Tax Code. Current law limits the amount payable in 1994 under a defined benefit plan to $118,800 and limits compensation used in 1994 for determining benefits to $150,000 per year.
                                       11

SUPPLEMENTAL EXECUTIVE BENEFIT PLAN
     Employees who have been designated by the Board of Directors as participants are entitled to receive an annual supplemental retirement benefit for fifteen years commencing at age 65 under a supplemental executive benefit plan. In the event of the death of a participant before or after retirement, death benefits will be paid to the participant's beneficiary. Messrs. Maxheim, Hinson, Schiefer, Killough, and Denny and thirteen other executive officers of the Company have been designated participants in the plan. Annual benefits for these participants are funded by insurance contracts and, in certain cases, salary continuation agreements. The Company pays the participants' assumed current income tax liabilities arising from any insurance premiums paid on their behalf.
              COMPARISONS OF CUMULATIVE TOTAL SHAREHOLDER RETURNS
     The following performance graph compares the Company's cumulative total shareholder return from October 31, 1989 through October 31, 1994 (a five-year period) to that of the Standard & Poor's 500 Stock Index, a broad market index ("S & P 500"), and to that of the Standard & Poor's Natural Gas Index, an index of natural gas utility companies (the "S & P Natural Gas").
     The graph assumes that the value of an investment in the Company's Common Stock and in each index was $100 on October 31, 1989, and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances.

(Comparisons of Five-Year Cumulative Total Returns
 Value of $100 In vested at October 31, 1989 graph appears here-- see appendix)


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
     The duty of the Compensation Committee of the Board of Directors is to review and approve the Company's compensation programs including its salary administration plan and Executive Long-Term Incentive Plan. In addition, the Committee reviews management compensation levels, evaluates the performance of management and considers management succession and related matters. To assist the Committee in its review and evaluations, independent compensation consultants are periodically retained to confirm the competitiveness of the Company's compensation policies and practices.
                                       12

     The goals of the Compensation Committee are 1) to create compensation packages for officers and key executives which will attract and retain in the Company's employment persons of outstanding ability and 2) to provide executives and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company, its shareholders and service it provides to its customers.
     The compensation policy of the Company, endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. A portion of an officer's compensation therefore, is "at risk" through long-term incentive compensation. Target levels, depending upon management responsibilities, can amount to approximately 30 to 50 percent of average annual salary compensation.
     Executive compensation at the Company for 1994 was comprised of two elements: 1) base salary and 2) long-term incentive awards. It is the philosophy of the Committee to set base salary of officers in relation to salaries for similarly situated officers in peer groups at natural gas distribution companies and other industrial companies of comparable size. The Board of Directors has previously adopted and shareholders have approved the Executive Long-Term Incentive Plan. Pursuant to the Incentive Plan, units (consisting of a combination of shares of Common Stock and cash) may be awarded to participants and, depending upon the levels of financial performance and customer satisfaction achieved by the Company during a performance period, distribution of those awards may be made. For the five-year performance period ending October 31, 1994, performance is measured against corporate average net earnings from continuing operations, after tax and after deducting the Gross National Product deflator over the performance period, with 100 percent of the award being distributed for performance that achieves an average annual increase of five percent after deducting the Gross National Product deflator. For the five-year performance period ending October 31, 1997, 100 percent of the award is distributed for performance that achieves an average increase in corporate average net earnings of six percent. Up to 120 percent of the award may be distributed for performance that materially exceeds targeted performance goals. Awards are based on achievement of pre-established internal measures and performance standards. The Plan requires that a minimum threshold must be achieved in order for awards to be made. The Committee recommends to the Board of Directors for their final approval the level that should be rewarded based upon achievement of Corporate goals.
     The compensation for each of the five highest paid officers for 1994 has been reviewed and has been found to be reasonable in view of the Company's performance, as compared to executives in similarly situated positions in peer group companies and the contribution of those officers to the established performance standards.
     The 1994 base salary for Mr. Maxheim, Chairman, President and Chief Executive Officer, was based principally on his rights under his employment agreement with the Company dated February 26, 1993, as described in the Company's proxy statement. In light of the previous decisions of the Board of Directors, the Employment Agreement established Mr. Maxheim's minimum annual base salary at $400,000 for 1994. This amount had been increased $15,000 from his base salary in 1993 in recognition of the overall performance of the officer, the increase in the cost of living and in recognition under his leadership which contributed to an increase in value of the Company's common stock at an annual compound return of 16.17 percent over the past five years.
     This report is submitted by the Compensation Committee of the Company's Board of Directors, whose members are John F. McNair III, Chairman, John C. Bolinger, Jr., Sam J. DiGiovanni, and Walter S. Montgomery, Jr.
                                       13

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION
     Mr. Maxheim is an EX OFFICIO member of the Compensation Committee. As an EX OFFICIO member, he participates in the discussions of the Compensation Committee but does not vote on Committee actions. Moreover, he does not participate in and is not present during the Compensation Committee's deliberations upon compensation matters related to him.
          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the NYSE. Directors, executive officers and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Directors and executive officers, the Company believes that during the 1994 fiscal year, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.
               PROPOSALS FOR 1996 ANNUAL MEETING OF SHAREHOLDERS
     Any shareholder proposal intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company at the Company's executive offices no later than September 26, 1995, in order to be considered for inclusion in the Proxy Statement for such meeting.
                                 OTHER BUSINESS
     The Board of Directors and management do not know of any other matters to be presented at the Meeting. If other matters do properly come before the Meeting, it is intended that the persons named in the accompanying form of proxy will vote the proxies in accordance with their best judgment. The form of proxy confers discretionary authority to take action with respect to any additional matters which may come before the Meeting.
                                       14

                                 MISCELLANEOUS
     The Annual Report of the Company for the 1994 fiscal year, which includes audited financial statements, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of the Proxy Statement or a solicitation of proxies.
     UPON WRITTEN REQUEST OF A SHAREHOLDER, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC. Requests should be directed to: Martin C. Ruegsegger, Corporate Counsel and Corporate Secretary, Piedmont Natural Gas Company, Inc., Post Office Box
33068, Charlotte, North Carolina 28233.
     Shareholders are respectfully urged to complete, date, sign and return the accompanying form of proxy in the enclosed envelope. Your prompt response will be appreciated.
                                         By order of the Board of Directors,
                                                 MARTIN C. RUEGSEGGER
                                                 CORPORATE COUNSEL AND
                                                 CORPORATE SECRETARY
January 24, 1995
                                       15

                       PIEDMONT NATURAL GAS COMPANY, INC.
         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON FEBRUARY 24, 1995
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints John H. Maxheim, John F. McNair III and Walter S. Montgomery, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc., to be held February 24, 1995, and at any adjournment or adjournments thereof, as follows:
    The Board of Directors recommends a vote FOR the following proposals:
    A. ELECTION OF DIRECTORS

[ ] FOR the nominees listed below  [ ]   WITHHOLD AUTHORITY to vote
    (except as indicated to the          for all nominees listed below
 contrary below)

          John H. Maxheim, Ned R. McWherter, Walter S. Montgomery, Jr.
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S
                       NAME IN THE SPACE PROVIDED BELOW.)
    B. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS
       [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN
    C. APPROVAL OF PROPOSAL TO INCREASE SHARES ISSUABLE FOR EMPLOYEE STOCK PURCHASE PLAN
        [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN
                (Continued and to be signed on the reverse side)

                          (Continued from other side)
    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
    This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals A, B, and C.
Dated:                      , 1995
                                          Signature
                                          Signature (if held jointly)
                                          Please sign exactly as name appears
                                          hereon, date and return in the
                                          enclosed business reply envelope.
                                          Joint owners should each sign
                                          personally. Corporation proxies should
                                          be signed by an authorized officer.
                                          Executors, administrators, trustees,
                                          etc., should so indicate when signing.

***********************************************************************
                             APPENDIX

On Page 12 the Comparison of Five-Year Cumulative Total Returns graph appears where indicated. The plot points for the graph is as follows:

                1989          1990       1991       1992      1993     1994
PNG             $100          $105       $121       $167      $224     $186
S&P 500         $100          $ 92       $123       $136      $156     $162
Industry**      $100          $105       $ 92       $100      $122     $116
**S&P Natural Gas Utility Index